Exhibit 5.1

March 26, 2025

Inspire Veterinary Partners, Inc.

780 Lynnhaven Parkway, Suite 400

Virginia Beach, VA 23452

Ladies & Gentlemen:

We have acted as securities counsel to Inspire Veterinary Partners, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 207,896 shares (the “Shares”) of the Company’s Class A Common Stock (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 885,000 shares of Common Stock, (iii) five-year warrants (the “Series A Warrants”) to purchase up to 1,092,896 shares of Common Stock, (iv) eighteen-month warrants (the “Series B Warrants” and, together with the Series A Warrants, the “Common Warrants”) to purchase up to 1,092,896 shares of Common Stock, (v) up to 2,185,792 shares of Common Stock issuable upon the exercise of the Common Warrants (the “Common Warrant Shares”), and (vi) 885,000 shares of Common Stock issuable upon the exercise of the Pre-funded Warrants (the “Pre-Funded Warrant Shares”). The securities are issued pursuant to that certain Securities Purchase Agreement, dated March 25, 2025 (the “Purchase Agreement”), between the Company and the purchaser identified on the signature page thereto (the “Purchaser”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus (as defined below), other than as expressly stated herein with respect to the issuance of the Securities and the securities issued upon exercise thereunder.

We have reviewed:

(i) the Purchase Agreement;

(ii) the Common Warrants;

(iii) the Pre-Funded Warrants;

(iii) the Registration Statement;

(iv) the prospectus, consisting of a base prospectus, dated October 11, 2024, (the “Base Prospectus”), as supplemented by a prospectus supplement, dated March 25, 2025 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, filed with the Commission pursuant to Rule 424(b) under the Securities Act; and

(v)  such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

420 Lexington Avenue, Suite 2446, New York, NY 10170

12121 Wilshire Blvd., Suite 810, Los Angeles, CA 90025

NYC Office: 646.861.7891

CA Office: 818.930.5686

www.cronelawgroup.com

Inspire Veterinary Partners, Inc.

March 25, 2025

We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates of officers of the Company. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of New York and the federal laws of the United States of America.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1. The Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the Purchase Agreement and upon receipt by the Company of full payment therefor in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

2. The issuance and sale of the Pre-Funded and Common Warrants have been duly authorized by the Company, and when the Pre-Funded and Common Warrants have been duly executed and sold by the Company pursuant to the terms of the Purchase Agreement and upon receipt by the Company of full payment therefor in accordance with the Purchase Agreement, the Pre-Funded and Common Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3. The Common Warrant Shares and Pre-Funded Warrant Shares have been duly authorized and, when issued and delivered by the Company pursuant to the terms of the Pre-Funded Warrants and Common Warrants and upon receipt by the Company of full payment of the exercise price thereof in accordance with the terms of the Pre-Funded Warrants and Common Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest; (v) restrictions upon assignments of a party’s rights under the Warrants; (vi) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received; (vii) provisions purporting to make a party’s determination conclusive and (viii) exclusive jurisdiction or venue provisions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof relating to the offering of the Securities. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ The Crone Law Group P.C.
The Crone Law Group P.C.

www.cronelawgroup.com